Filed Pursuant to Rule 433 Dated November 6, 2007 Reg. Statement: No. 333- 132807

SUMMARY TERMS AND CONDITIONS

General Electric Capital Corporation

$2,500,000,000
6.375% Fixed to Floating Rate USD Subordinated Debentures due 2067

Issuer:	General Electric Capital Corporation (the “Issuer”)

Principal Amount:	$2,500,000,000

Expected Security Ratings:	Aa1 (Moody’s) / AA+ (Standard & Poor’s)

Pricing Date:	November 6, 2007

Settlement Date:	November 15, 2007 (T+6)

Final Maturity Date:	November 15, 2067

Interest Rate:

Fixed Rate Period (from and including November 15, 2007 to but excluding November 15, 2017)

Coupon:	6.375%

Benchmark:	UST 4.750% due August 15, 2017

Benchmark Yield:	4.375%

Re-offer Spread:	Benchmark + 200 bps

Re-offer Yield:	6.375%

Interest Payment Dates:	May 15 and November 15, semi-annually in arrears, until and including
November 15, 2017

First Coupon:	May 15, 2008

Day Count:	30/360

Business Days:	New York

Floating Rate Period (from and including November 15, 2017 to but excluding November 15, 2067)

Coupon (if not called):	3-month LIBOR + 228.9 bps

Interest Payment Dates:	February 15, May 15, August 15 and November 15, quarterly in arrears, commencing February 15, 2018

Day Count:	Actual/360

Business Day:	New York, London

Re-offer Price:	100.000%

Gross Spread:	0.750%

Net Proceeds to Issuer:	$2,481,250,000

Optional Deferral of Interest:	Payment of interest on the Debentures can be deferred at the option of the
Issuer, on one or more occasions, for up to 10 years; interest will accrue on deferred interest on a compounded basis

Optional Redemption:	Any time prior to November 15, 2017 at the applicable Make-Whole
Redemption Price. On and after November 15, 2017, at a redemption price equal to 100% of the principal amount of the Debentures so redeemed plus accrued and unpaid interest, including Additional Interest, if any

Tax Event Redemption:	After the occurrence of a Tax Event, and prior to November 15, 2017, at the applicable Make-Whole Redemption Price

Make-Whole Redemption Price:	An amount equal to the greater of (a) 100% of the principal amount of the
Debentures to be redeemed plus accrued and unpaid interest, including deferred interest and Additional Interest, if any, to but excluding the redemption date and (b) the sum of: (i) the present value of the principal amount of the Debentures to be redeemed discounted from November 15,
2017, and (ii) the present value of each interest payment that is payable (or but for any deferral would be payable) on an Interest Payment Date after such redemption date (exclusive of interest accrued to the redemption date) to and including November 15, 2017, discounted from the relevant
Interest Payment Date, in the case of each of (i) and (ii) to the redemption date on a semi-annual compounded basis, at a rate equal to the sum of (x)
the Treasury Rate plus (y) in the case of a Tax Event Redemption, 50 basis points, and, in the case of a redemption for any other reason, 30 basis points and (iii) the amount of any accrued and unpaid interest (including deferred interest and Additional Interest) to but excluding the redemption date

Ranking:	Pari passu with other series of Debentures; subordinated to all Senior
Indebtedness, including Subordinated Notes

Form of Debentures:	Book-entry form only, represented by one or more permanent global certificates deposited with DTC, for the accounts of its direct and indirect participants, including Clearstream and/or Euroclear, or their nominees

Use of Proceeds:	General corporate purposes

Minimum Denominations:	$5,000 and integral multiples of $1,000 in excess thereof

Listing:	None

CUSIP:	36962G3M4

Joint Bookrunners:	Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc.
and Morgan Stanley & Co. Incorporated (25% to each)

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer or the underwriters participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities Inc. at 1-212-834-4533, Lehman Brothers Inc. toll-free at 1-888-603-5847, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or Investor Communications of the Issuer at 1-203-357-3950.